Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 5, 2015 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2015.

The Company achieved record first quarter net sales of $78.1 million in 2015. This represents a 4% increase over first quarter 2014 net sales of $74.9 million. Earnings from operations were $5.8 million in the first quarter of 2015, up 19% as compared to $4.9 million in 2014. Net earnings attributable to the Company rose 13% to $3.6 million in the first quarter of 2015, from $3.2 million in last year's first quarter. Diluted earnings per share increased to $0.33 in the first quarter of 2015, up from $0.29 per share in the first quarter of 2014.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $61.1 million for the first quarter of 2015, up 8% as compared to $56.7 million in the first quarter of 2014. Within the wholesale segment, net sales of our BOGS brand were up 20% this quarter, driven by increased sales of women's and children's boots in the U.S. and Canada. Stacy Adams net sales increased 15% for the quarter, due to sales volume increases in the modern dress shoe category across all major distribution channels. Net sales of the Nunn Bush brand were up 5% for the quarter, primarily due to higher sales with department stores and off-price retailers, partially offset by lower sales with national shoe chains. Florsheim net sales declined 3% for the quarter, mainly due to lower sales with department stores and off-price retailers. Wholesale gross earnings were 31.0% of net sales in the first quarter of 2015, compared to 30.4% in the first quarter of 2014. Driven by higher sales volumes, wholesale earnings from operations increased 35% to $4.8 million in the first quarter of 2015, from $3.6 million in the same period last year.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the U.S., were $4.9 million in the first quarter of 2015, down 5% as compared to $5.2 million in the first quarter of 2014. The Company's U.S. internet sales were $2.4 million this quarter, up 9% as compared to $2.2 million in last year's first quarter. Same store sales (which include U.S. internet sales) were down 1% for the quarter. There were two fewer domestic retail stores operating during the first quarter of 2015 than there were in last year's first quarter. Earnings from operations for the retail segment were $272,000 in the first quarter of 2015 compared to $418,000 in 2014. This decrease was mainly due to lower net sales at the Company's brick and mortar stores.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $12.0 million in the first quarter of 2015, down 8% as compared to $13.0 million in 2014. This decrease resulted from the translation of local currency sales into U.S. dollars. The majority of other net sales were generated by Florsheim Australia. In local currency, Florsheim Australia's net sales were up 11% for the quarter. This increase was due to higher sales volumes in both its retail businesses, where sales were up 11% (same store sales up 8%), and its wholesale businesses, where sales were up 12%. As the result of a weaker Australian dollar, when translated to U.S. dollars, Florsheim Australia's net sales were down 2% for the quarter. Florsheim Europe's net sales were down 9% in local currency and 25% in U.S. dollars. Earnings from operations of these other businesses were $703,000 in the first quarter of 2015, down 20% as compared to $884,000 in the same period last year. This decrease was primarily due to lower operating earnings at Florsheim Europe.

"We are excited to have achieved record first quarter sales," stated Thomas W. Florsheim, Jr. the Company's Chairmen and CEO. "Our sales increase was spurred by our sixth consecutive quarter of double-digit sales growth for our BOGS brand, as well as strong sales of our Stacy Adams and Nunn Bush products. We look forward to building upon these successes in the second quarter."

On May 5, 2015, the Company's Board of Directors declared a cash dividend of $0.20 per share to all shareholders of record on May 29, 2015, payable June 30, 2015. This represents an increase of 5% above the previous quarterly dividend rate of $0.19.

Conference Call Details:

Weyco Group will host a conference call on May 6, 2015, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call please dial 888-713-4214 or 617-213-4866, referencing passcode 96819030, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/t3u3jgdu. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share amounts)

Net sales	$ 78,052	$ 74,929
Cost of sales	49,315	47,565
Gross earnings	28,737	27,364

Selling and administrative expenses	22,951	22,494
Earnings from operations	5,786	4,870

Interest income	260	289
Interest expense	(18)	(42)
Other expense, net	(278)	(115)

Earnings before provision for income taxes	5,750	5,002

Provision for income taxes	2,158	1,752

Net earnings	3,592	3,250

Net (loss) earnings attributable to noncontrolling interest	(41)	45

Net earnings attributable to Weyco Group, Inc.	$ 3,633	$ 3,205

Weighted average shares outstanding
Basic	10,770	10,833
Diluted	10,867	10,930

Earnings per share
Basic	$ 0.34	$ 0.30
Diluted	$ 0.33	$ 0.29

Cash dividends declared (per share)	$ 0.19	$ 0.18

Comprehensive income	$ 2,266	$ 3,454

Comprehensive (loss) income attributable to noncontrolling interest	(301)	207

Comprehensive income attributable to Weyco Group, Inc.	$ 2,567	$ 3,247

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2015	2014
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 12,117	$ 12,499
Marketable securities, at amortized cost	5,844	5,914
Accounts receivable, net	55,748	55,100
Inventories	61,151	69,015
Prepaid expenses and other current assets	5,951	7,521
Total current assets	140,811	150,049

Marketable securities, at amortized cost	23,170	24,540
Deferred income tax benefits	2,152	1,999
Property, plant and equipment, net	33,112	33,694
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,058	21,304
Total assets	$ 266,163	$ 277,446

LIABILITIES AND EQUITY:
Short-term borrowings	$ 6,621	$ 5,405
Accounts payable	6,799	15,657
Dividend payable	-	2,045
Accrued liabilities	14,265	12,752
Accrued income tax payable	1,371	151
Deferred income tax liabilities	2,019	1,747
Total current liabilities	31,075	37,757

Long-term pension liability	33,784	33,379
Other long-term liabilities	2,645	8,356

Common stock	10,851	10,821
Capital in excess of par value	40,772	37,966
Reinvested earnings	159,415	160,179
Accumulated other comprehensive loss	(19,096)	(18,030)
Total Weyco Group, Inc. equity	191,942	190,936
Noncontrolling interest	6,717	7,018
Total equity	198,659	197,954
Total liabilities and equity	$ 266,163	$ 277,446

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2015	2014
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,592	$ 3,250
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	734	953
Amortization	110	54
Bad debt expense	34	112
Deferred income taxes	(55)	7
Net foreign currency transaction losses	203	65
Stock-based compensation	360	338
Pension expense	937	678
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	(683)	(5,528)
Inventories	7,822	13,422
Prepaid expenses and other assets	1,870	2,799
Accounts payable	(8,841)	(7,551)
Accrued liabilities and other	(5,564)	(1,309)
Accrued income taxes	1,218	1,146
Net cash provided by operating activities	1,602	8,301

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(300)	(3,528)
Proceeds from maturities of marketable securities	1,715	2,416
Purchase of property, plant and equipment	(531)	(300)
Net cash provided by (used for) investing activities	884	(1,412)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,095)	(3,899)
Shares purchased and retired	(2,422)	(81)
Proceeds from stock options exercised	2,149	165
Proceeds from bank borrowings	31,419	4,815
Repayments of bank borrowings	(30,203)	(7,824)
Income tax benefits from stock-based compensation	412	14
Net cash used for financing activities	(2,740)	(6,810)

Effect of exchange rate changes on cash and cash equivalents	(128)	94

Net (decrease) increase in cash and cash equivalents	$ (382)	$ 173

CASH AND CASH EQUIVALENTS at beginning of period	12,499	15,969

CASH AND CASH EQUIVALENTS at end of period	$ 12,117	$ 16,142

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 535	$ 490
Interest paid	$ 18	$ 30

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880